EXHIBIT 99.1


PRESS RELEASE                                         BINKS SAMES

                                                      Binks Sames Corporation
                                                      9201 Belmont Avenue
Contact:      Ron Bottrell or                         Franklin Park, IL  USA
              Doug Dome                                 60131
              DNW Communications                      Tel: (847) 671-3000
              (312) 467-0760


DR. DONALD G. MEYER, BINKS SAMES CHAIRMAN AND CEO, PASSES AWAY;
FORMERLY SERVED AS DEAN OF LOYOLA UNIVERSITY'S SCHOOL OF BUSINESS

Franklin Park, IL, August 19, 1998 - Dr. Donald G. Meyer, Chairman and CEO of Binks Sames Corporation (AMEX:BIN), passed away last night. He was 63.

At a regularly scheduled meeting this morning of the Board of Directors, Dr. Wayne F. Edwards was named Chairman of the Board and interim CEO. Edwards, 63, has been a director of Binks Sames since 1996 and is the retired Vice President and Chief Financial Officer of Crown Zellerbach International. Terence P. Roche, Executive Vice President, and Stephen R. Mathers, Vice President- Corporate Development and President of Sames S.A., will report directly to Edwards and will continue to be responsible for the day-to-day operations of the Company.

Edwards is a member of a Special Committee of the Board that was created to consider offers and alternatives relating to the sale of the Company. Working with its financial advisor, the investment banking firm of William Blair & Co., the Board will continue to pursue the sale of the Company as a whole or certain component parts.

"This is a shock and a loss to everyone at Binks Sames Corporation," Edwards said. "Don Meyer was respected and well liked by everyone who came in contact with him. I have known him since childhood, so this is a deep personal loss for me, as well. In February of this year, Don agreed to serve as Chairman and then as CEO of Binks Sames at a crucial time in the Company's history. He was devoted to carrying out those responsibilities in a highly professional manner, in the best interests of Binks Sames' shareholders and employees. Our hearts go out to his wife, Marilyn, and his family. He will be dearly missed."

Dr. Meyer retired in 1997 as professor of marketing and previously served as Dean of the School of Business Administration at Loyola University of Chicago from 1977 to 1995. He was chairman of


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Binks Sames/2


the Marketing Department of Loyola from 1964-75. Following his retirement, he made his home in Hillsboro, Missouri.

Binks Sames Corporation is a leading designer, manufacturer and distributor of spray finishing and coating application equipment.


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